Exhibit 10.26.6

FIFTH AMENDMENT TO

STOCK PURCHASE AGREEMENT

DATED AS OF AUGUST 15, 2011

between

MIDDLEFIELD BANC CORP.

and

BANK OPPORTUNITY FUND LLC

Dated as of April 17, 2012

This FIFTH AMENDMENT TO THE STOCK PURCHASE AGREEMENT, dated as of April 17, 2012 (this “Amendment”), is entered into by and between Middlefield Banc Corp., an Ohio corporation (the “Company”), and Bank Opportunity Fund LLC, a Delaware limited liability company (the “Purchaser”). Certain capitalized terms used herein are defined in Section 7.17 of the Original Agreement (as hereafter defined).

RECITALS

WHEREAS, the Company and the Purchaser entered into a Stock Purchase Agreement, dated as of August 15, 2011 (the “Original Agreement”), providing for the purchase by the Purchaser of shares of the Company’s common stock, without par value (the “Common Stock”), at a per share offering price of $16.00; and

WHEREAS, the Company and the Purchaser entered into the following amendments to the Original Agreement: (i) the First Amendment to the Stock Purchase Agreement, dated as of September 29, 2011 (the “First Amendment”); (ii) the Second Amendment to the Stock Purchase Agreement, dated as of October 20, 2011 (the “Second Amendment”); (iii) the Third Amendment to the Stock Purchase Agreement, dated as of November 28, 2011 (the “Third Amendment”); and (iv) the Fourth Amendment to the Stock Purchase Agreement, dated as of December 21, 2011 (the “Fourth Amendment”; and the Original Agreement, as amended by the First Amendment, the Second Amendment, the Third Amendment and the Fourth Amendment, is herein referred to as the “Agreement”); and

WHEREAS, the Company and the Purchaser mutually desire to further amend the Agreement as set forth in this Amendment;

NOW, THEREFORE, in consideration of the premises, representations, warranties and the mutual covenants contained in this Amendment, the Parties agree as follows:

1. Article I, Section 1.01 of the Agreement is hereby deleted in its entirety and the following new Section 1.01 is inserted in place thereof:

Section 1.01 Issuance, Sale and Delivery of the Securities.

(a) At the Initial Closing (as defined in Section 1.02), on the terms and subject to the conditions of this Agreement, the Company shall issue and sell to the Purchaser, and the Purchaser shall purchase from the Company, a number of Shares of Common Stock equal to 4.9% of the Company’s total outstanding shares of Common Stock as of the Initial Closing Date (as defined in Section 1.02), rounded down to the nearest whole share (which such amount shall include any shares issued to Purchaser pursuant to the Offering). In consideration, the Purchaser shall pay to the Company a purchase price of $16.00 per share of Common Stock purchased.

(b) At the Follow-On Closing (as defined in Section 1.02), on the terms and subject to the conditions of this Agreement, the Company shall issue and sell to the Purchaser, and the Purchaser shall purchase from the Company, a number of Shares of Common Stock that, when added to the number of Shares of Common Stock purchased by the Purchaser pursuant to Section 1.01(a), equals 9.9% of the Company’s total outstanding shares of Common Stock as of the Follow-On Closing Date (as defined in Section 1.02), rounded down to the nearest whole share (which such amount shall include any shares issued to Purchaser pursuant to the Offering). In consideration, the Purchaser shall pay to the Company a purchase price of $16.00 per share of Common Stock purchased.

(c) At the Subsequent Closing (as defined in Section 1.02), on the terms and subject to the conditions of this Agreement, the Company shall issue and sell to the Purchaser, and the Purchaser shall purchase from the Company, a number of Shares of Common Stock that, when added to the number of Shares of Common Stock purchased by the Purchaser pursuant to Sections 1.01(a) and (b), equals 24.99% of the Company’s total outstanding shares of Common Stock as of the Subsequent Closing Date (as defined in Section 1.02), rounded down to the nearest whole share (which such amount shall include any shares issued to Purchaser pursuant to the Offering). In consideration, the Purchaser shall pay to the Company a purchase price of $17.00 per share of Common Stock purchased; provided, however, that in the event that the Follow-On Closing has not occurred, (i) the purchase price applicable to the number of shares purchased at the Subsequent Closing that, when added to the number of Shares of Common Stock purchased by the Purchaser pursuant to Section 1.01(a), equals 9.9% of the Company’s total outstanding shares of Common Stock as of the Subsequent Closing Date shall be $16.00 per share of Common Stock purchased, and (ii) the purchase price for the remainder of the Shares purchased at the Subsequent Closing shall be $17.00 per share.

2. Article I, Section 1.02 of the Agreement is hereby deleted in its entirety and the following new Section 1.02 is inserted in place thereof:

Section 1.02 Closings.

(a) The closing of the sale and purchase contemplated by Section 1.01(a) shall take place immediately after the execution of this Agreement (such closing being referred to herein as the “Initial Closing” and the date of the Initial Closing being referred to herein as the “Initial Closing Date”). The closing of the sale and purchase contemplated by Section 1.01(b) shall take place on the third business day following the satisfaction or waiver of the conditions applicable to such closing and set forth in Article VI (other than those conditions that by their nature are to be satisfied at such Closing), which date shall not be later than April 30, 2012 (such closing being referred to herein as the “Follow-On Closing” and the date of the Follow-On Closing being referred to herein as the “Follow-On Closing Date”). The closing of the sale and purchase contemplated by Section 1.01(c) shall take place on the third business day following the satisfaction or waiver of the conditions applicable to such closing and set forth in Article VI (other than those conditions that by their nature are to be satisfied at such Closing), which date shall not be later than July 31, 2012 (such closing being referred to herein as the “Subsequent Closing” and the date of the Subsequent Closing being referred to herein as the “Subsequent Closing Date”). Unless otherwise specified, the term “Closing” shall apply to each closing and the term “Closing Date” shall apply to the dates of each Closing.

(b) Each Closing shall take place remotely via the exchange of documents and signatures. At each Closing, the Company shall issue and deliver to the Purchaser stock certificates, in definitive form, registered in the name of the Purchaser, representing the Shares of Common Stock to be purchased at such Closing in the form attached as Exhibit A to the Original Agreement. As payment in full for the Shares of Common Stock being purchased by it at each Closing, and against delivery of the stock certificates on such Closing Date, the Purchaser shall pay the applicable purchase price to the Company by wire transfer or by such other method as may be reasonably acceptable to the Company.

3. Article IV and Article V of the Agreement are each hereby amended to add the word “Subsequent” immediately before the word “Closing” in each instance of such word in such Articles.

4. The first sentence of Article V, Section 5.01 of the Agreement is hereby amended to read in its entirety as follows:

In the event that the Company raises additional capital in one or more offerings during the period beginning on the date hereof and ending on the second anniversary of the Follow-On Closing Date (each, a “Capital Raise”), the Purchaser shall have preemptive rights to purchase any securities offered and sold by the Company (any such security, a “New Security”) at the price and on the other terms of the Capital Raise so as to maintain its then-current ownership percentage in the Company.

5. Article V, Section 5.02 of the Agreement is hereby deleted in its entirety and the following new Section 5.02 is inserted in place thereof:

Section 5.02 Appointment of Director. Subject to approval by the Regulatory Authorities, if requested by the Purchaser, the Company agrees to appoint one individual to serve as a director on each of the boards of directors of the Company and each of the Banks, in each case designated by the Purchaser and approved by the Company, which approval shall not be unreasonably withheld or delayed, to fill a current vacancy in each such board of directors (the “Appointed Director”), effective upon the Follow-On Closing. The Appointed Director is currently expected to be Joseph J. Thomas, who shall also be appointed to the Executive Committee, should one exist, of each such board of directors. In the event that the Appointed Director is not appointed as provided in the previous sentence upon the Follow-On Closing for any reason, the Company agrees to make such appointments effective upon the Subsequent Closing, subject to approval by the Regulatory Authorities.

6. Article V of the Agreement is hereby amended to add a new Section 5.04, which shall read in its entirety as follows:

Section 5.04 Reimbursement of Director and Observer Expenses. In connection with any meetings of the boards of directors of the Company or any of its Subsidiaries, the Company shall reimburse the Purchaser and its Affiliates for their reasonable and documented out-of-pocket expenses incurred after March 21, 2012 in connection with attendance at such meetings by the Appointed Director or any individual designated by the Purchaser pursuant to Section 4.12 to act as an observer at such meetings.

7. The introductory paragraph of Article VI, Section 6.01 of the Agreement (immediately following the heading and prior to paragraph (a)) is hereby amended to read in its entirety as follows:

Purchaser’s obligation to purchase and pay for the Shares being purchased by it on each Closing Date is, at its option, subject to the satisfaction, on or before such Closing Date, of the following conditions, any of which may be waived in whole or in part by the Purchaser:

8. Article VI, Section 6.01(e) of the Agreement is hereby amended to read in its entirety as follows:

(e) Approvals. The Parties shall have received all necessary approvals, Consents or non-objections from the Regulatory Authorities on such terms and conditions reasonably satisfactory to the Purchaser for the consummation of the purchase and sale to occur at the applicable Closing.

9. Article VI, Section 6.01(f) of the Agreement is hereby deleted.

10. Article VI, Section 6.01(h) of the Agreement is hereby amended to read in its entirety as follows:

(h) Appointment of Director. Pursuant to Section 5.02, but subject to any necessary regulatory approval, the Appointed Director, shall have been appointed as a director of the Company and of each of the Banks and shall hold such position effective as of the Follow-On Closing Date, unless (i) the Purchaser did not make the request provided for in Section 5.02, or (ii) the failure to hold such position is caused by the individual or the Purchaser, in which case, the Purchaser shall select an alternate individual to hold such position, which such alternate individual shall be subject to the approval of the Company, which such approval shall not be unreasonably withheld or delayed.

11. Article VI, Section 6.01(l) of the Agreement is hereby amended to read in its entirety as follows:

(l) Purchaser’s Rights and Voting Agreement. The Company and the Existing Shareholders (as defined in the Purchaser’s Rights and Voting Agreement) shall have executed and delivered the Purchaser’s Rights and Voting Agreement in substantially the form attached hereto as Exhibit B.

12. The introductory paragraph of Article VI, Section 6.02 of the Agreement (immediately following the heading and prior to paragraph (a)) is hereby amended to read in its entirety as follows:

The Company’s obligation to sell and issue the Shares being sold and issued by it on each Closing Date is, at its option, subject to the satisfaction, on or before such Closing Date, of the following conditions, any of which may be waived in whole or in part by the Company:

13. Article VI of the Agreement is hereby amended to add a new Section 6.03, which shall read in its entirety as follows:

Section 6.03 Conditions to the Parties’ Obligations at the Subsequent Closing. The Company’s obligation to sell and issue the Shares being sold and issued by it on the Subsequent Closing Date, and the Purchaser’s obligation to purchase and pay for the Shares being purchased by it on the Subsequent Closing Date, are subject to the satisfaction, on or before the Subsequent Closing Date, of the following condition:

(a) Stockholder Approval. The Company shall have obtained the required stockholder approval of the transactions pursuant to Ohio Revised Code section 1701.831.

14. Article VI of the Agreement is hereby amended to add a new Section 6.04, which shall read in its entirety as follows:

Section 6.04 Conditions to the Purchaser’s Obligations at the Subsequent Closing. The Purchaser’s obligation to purchase and pay for the Shares being purchased by it on the Subsequent Closing Date is subject to the satisfaction, on or before the Subsequent Closing Date, of the following conditions:

(a) Federal Reserve Non-Objection. The Purchaser shall have received either (i) a written non-objection from the Federal Reserve to the notice it filed in connection with its purchase of Shares pursuant to the CBCA or (ii) written confirmation, satisfactory in its reasonable good faith judgment, from the Board of Governors of the Federal Reserve System, in either case, to the effect that the purchase of the Shares at the Subsequent Closing and the consummation of the Subsequent Closing and the transactions contemplated by the Transaction Documents will not result in the Purchaser or any of its Affiliates (x) being deemed in control of the Company for purposes of the BHC Act or (y) otherwise being regulated as a bank holding company within the meaning of the BHC Act.

(b) ODFI Non-Objection. Either (i) the Purchaser shall have received the written notice described in Ohio Rev. Code § 1115.06(B)(3) or (ii) all applicable waiting periods set forth in Ohio Rev. Code § 1115.06(B)(3) shall have expired without the ODFI disapproving the purchase of the Shares at the Subsequent Closing and the consummation of the Subsequent Closing.

(c) Appointment of Director. Subject to any necessary regulatory approval, in the event that the Appointed Director is not serving as a director of the Company and of each of the Banks as of the Subsequent Closing Date, the Company shall have appointed the Appointed Director to serve as such, effective as of the Subsequent Closing, unless the failure to hold such position is caused by the individual or the Purchaser, in which case, the Purchaser shall select an alternate individual to hold such position, which such alternate individual shall be subject to the approval of the Company, which such approval shall not be unreasonably withheld or delayed.

15. Article VII, Section 7.01 of the Agreement is hereby amended to read in its entirety as follows:

Section 7.01 Expenses. At the Initial Closing, the Company shall reimburse the Purchaser for the Purchaser’s reasonable and documented legal expenses incurred in connection with this Agreement, up to a maximum of $25,000 (the “Reimbursable Expenses”). The Company agrees that the Reimbursable Expenses may at the election of the Purchaser be (a) paid to those parties directed by Purchaser to receive such payments, or (b) deducted from the purchase price payable at the Initial Closing. In the event that the Initial Closing does not occur due to the Company’s material breach of this Agreement, the Company shall reimburse the Purchaser as provided in the first sentence of this Section 7.01 as if the Initial Closing had occurred. In the event that the Initial Closing does not occur due to the Purchaser’s material breach of this Agreement, the Company will not be obligated to reimburse the Purchaser for the Reimbursable Expenses. For all other expenses, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated by the Transaction Documents.

16. The second sentence of Article VII, Section 7.10 of the Agreement is hereby amended to read in its entirety as follows:

Without limiting the foregoing, Purchaser shall have the right to assign its rights and obligations under this Agreement, in whole or in part, to an Affiliate of Purchaser as long as such assignment would not adversely affect the consummation of the transactions contemplated by this Agreement, provided, that Purchaser provides advance written notice of such assignment to the Company and the Company consents to such assignment, which shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, the Company’s consent shall not be required with respect to any such assignment by Purchaser to a Managing Member of Bank Acquisitions LLC, the Managing Member of Purchaser.

17. The Purchaser and the Company agree that the transactions contemplated hereby no longer include the Purchaser’s purchase, or the Company’s sale and issuance, of a Warrant to purchase shares of Common Stock, and the Agreement is hereby amended as necessary to reflect such fact.

18. The Company hereby waives and releases the Purchaser from the requirements under Section 4.05 of the Agreement to file with the Federal Reserve and ODFI certain notices and/or applications by February 29, 2012. All other terms and conditions in the aforementioned Section 4.05 remain unchanged.

19. The Purchaser and the Company agree that the Company has fully reimbursed the Purchaser for any due diligence expenses incurred by the Purchaser in investigation of the Company’s loan portfolio.

20. The Company represents and warrants to the Purchaser that, as of the date hereof, there are 1,771,687 shares of Common Stock issued and outstanding, and 88,774 shares of Common Stock are subject to outstanding options to acquire shares of Common Stock from the Company.

21. Except as expressly amended hereby, the terms and provisions of the Agreement remain in full force and effect in all respects, and are expressly incorporated by reference in this Amendment. In the event of a conflict between the terms of this Amendment and the Agreement, the terms of this Amendment will prevail.

22. A facsimile or electronic copy of any counterpart of this Amendment with a signature of a Party hereto shall be given the same legal effect as the original.

23. The Company will use its reasonable best efforts to cause the Existing Shareholders (as defined in the Purchaser’s Rights and Voting Agreement) to execute and deliver to the Company and the Purchaser promptly after the date hereof the Amended and Restated Purchaser’s Rights and Voting Agreement executed on the date hereof by the Purchaser and the Company.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company and the Purchaser have executed this Amendment as of the day and year first above written.

COMPANY:
MIDDLEFIELD BANC CORP.
By:	/s/ Thomas G. Caldwell
Name:	Thomas G. Caldwell
Title:	President and Chief Executive
Officer

PURCHASER:
BANK OPPORTUNITY FUND LLC
By:	Bank Acquisitions LLC, its managing
member
By:	/s/ Richard J. Perry, Jr.
Name:	Richard J. Perry, Jr.
Title:	Managing Member